As filed with the Securities and Exchange Commission on October 23, 2026

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BRIGHTLINE INTERACTIVE, INC.

(Exact name of registrant as specified in its charter)

Nevada	81-2958271
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

21745 Red Rum Drive

Ashburn, VA 20147

(703) 594-7496

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Tyler Gates

Chief Executive Officer

Brightline Interactive, Inc.

21745 Red Rum Drive

Ashburn, VA 20147

(703) 594-7496

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christopher Murillo, Esq.

Harter Secrest & Emery LLP

1600 Bausch & Lomb Place

Rochester, New York 14604

(585) 231-1396

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, dated October 23, 2026

PRELIMINARY PROSPECTUS

BRIGHTLINE INTERACTIVE, INC.

223,218 Shares of Common Stock

223,218 Shares of Common Stock issuable upon exercise of Warrants

This prospectus relates to resale or other disposition from time to time of up to 446,436 shares of common stock, par value $0.001 per share (the “Common Stock”) of Brightline Interactive, Inc. by the selling stockholders. Of these shares of common stock, 223,218 shares of Common Stock were previously issued and 223,218 shares are issuable upon exercise of common stock purchase warrants each with an exercise price of $16.00 (the “Warrants”), to selling stockholders in a private placement offering which closed on September 25, 2026 (the “Closing Date”). The Warrants expire on the fifth anniversary of the Closing Date.

The selling stockholders may sell Common Stock from time to time in public or private transactions on the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The timing and amount of any sale are within the sole discretion of the selling stockholders. Our registration of the shares of Common Stock covered by this prospectus does not mean that the selling stockholders will offer or sell any of the shares. For further information regarding the possible methods by which the shares and Warrant Shares may be distributed, see “Plan of Distribution” beginning on page 11 of this prospectus.

We will not receive any of the proceeds from the sale of Common Stock by the selling stockholders. We will pay the expenses of registering these shares.

Our common stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “BTLN.” The closing price of our common stock on Nasdaq on October 19, 2026 was $4.21 per share.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 7 of this prospectus and in the documents incorporated by reference into this prospectus for a discussion of risks that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2026.

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ABOUT THIS PROSPECTUS

We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information.” You should carefully read this prospectus as well as additional information described under “Incorporation of Certain Information by Reference,” before deciding to invest in our securities.

We have not authorized anyone to provide you with additional information or information different from that contained or incorporated by reference in this prospectus filed with the Securities and Exchange Commission (the “SEC”). We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus, or any document incorporated by reference in this prospectus, is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

INDUSTRY AND MARKET DATA

This prospectus contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty, including those discussed in “Risk Factors.” We caution you not to give undue weight to such projections, assumptions and estimates. Further, industry and general publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these publications, studies and surveys are reliable, we have not independently verified the data contained in them. In addition, while we believe that the results and estimates from our internal research are reliable, such results and estimates have not been verified by any independent source.

We have not done anything that would permit this offering or the possession or distribution of this prospectus in any jurisdiction where action for those purposes is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside of the United States.

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CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the other documents we have filed with the SEC that are incorporated herein by reference contain forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans, objectives of management or other financial items are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “would,” “could,” “forecast,” “strategy,” “future,” “should,” “will be,” “will continue,” “will likely result” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We have based these forward-looking statements on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, strategy, short- and long-term business operations and objectives, and financial needs. These forward-looking statements include, but are not limited to, statements concerning the following:

●	Our ability to maintain compliance with the Nasdaq listing standards and remain listed on Nasdaq;
●	Our projected financial position and estimated cash burn rate;
●	Our estimates regarding expenses, future revenues and capital requirements;
●	Our ability to continue as a going concern;
●	Our need to raise substantial additional capital to fund our operations;
●	Our ability to expand our organization to accommodate potential growth and our ability to retain and attract key personnel;
●	The potential for us to incur substantial costs resulting from lawsuits against us and the potential for these lawsuits to cause us to limit our commercialization of our products, patents and other intellectual property rights;
●	The successful development of our commercialization capabilities, including sales and marketing capabilities;
●	Our expectation regarding the number of shares outstanding after this offering; and
●	Our intention to use the net proceeds of this offering to fund current and future growth initiatives and general working capital.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. For a discussion of these and other factors that could cause our actual results to differ from those contemplated in the forward-looking statements, please see the discussion in the “Risk Factors” section below. Our forward-looking statements do not reflect the potential impact of any future acquisition, dispositions, strategic alliances, joint ventures, collaborations or investments we may make.

You should read this prospectus, any supplements to this prospectus and the documents that we incorporate by reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements.

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PROSPECTUS SUMMARY

The following summary highlights selected information contained or incorporated by reference in this prospectus and does not contain all of the information that may be important to you and your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes and other documents incorporated by reference herein, as well as the information under the caption “Risk Factors” herein and under similar headings in the other documents that are incorporated by reference into this prospectus including documents that are filed after the date hereof. Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See “Cautionary Note Concerning Forward-Looking Statements.” In this prospectus, unless context requires otherwise, references to “we,” “us,” “our,” “BTLN” “Brightline Interactive,” or the “Company” refer to Brightline Interactive, Inc. and any of its subsidiaries.

Company Overview

Our product, SpatialCore, is designed to enable Physical AI, technology that perceives, decides, and acts in real-world physical environments, and we believe it is a key differentiator, growth driver and competitive advantage for us. On June 1, 2026, a new Board of Directors and executive leadership team, led by Chief Executive Officer Tyler Gates and Board Chairman Admiral Scott Swift, USN (Ret.), assumed responsibility for the Company. Management and the new Board concluded that the Company’s resources, personnel, and public-company platform were best concentrated around Brightline and SpatialCore, rather than the broader portfolio of immersive-technology businesses we had previously operated. Consistent with that conclusion, we divested or discontinued non-core operations, including Glimpse Learning LLC, and in August 2026 changed our corporate name to Brightline Interactive, Inc. and our Nasdaq ticker symbol from “GGRP” to “BTLN” to reflect this focus, and have positioned ourselves as a pureplay Physical AI infrastructure company.

Following our transformation into a pureplay Physical AI infrastructure company, we are a software technology company that provides SpatialCore, an open standards-based interoperability and operational context platform. SpatialCore is designed to connect autonomous systems, sensors, digital twins, AI models, and other real-world data sources into a shared, governed understanding of the physical environments in which they operate. We provide this platform primarily to the Department of War (“DoW”) and aim to expand delivery into civil government entities and commercial enterprises that utilize intensive, large and complex data sets (“Big Data”).

Companies deploying digital twins, autonomous systems, and AI workflows in DoW and Big Data scenarios face persistent challenges: integrating fragmented data, scaling across complex environments, achieving operational efficiency, and maintaining safety, security, and performance as these systems evolve and grow. Robotics, autonomous systems, and simulation technologies span diverse industries, each demanding continuous innovation to remain effective. Our technology directly addresses these challenges by providing a unified, multimodal data layer that enables AI workflows to interpret signals from environments, systems, sensors, and other disparate inputs. By normalizing and contextualizing this data, our solution empowers AI models to generate meaningful insights and take informed actions across domains.

We specialize in building AI-enabled workflows on top of dynamic, synthetic environments for digital twins, robots, drones, and autonomous vehicles, where real-time and multimodal data must be orchestrated seamlessly. This approach accelerates decision-making, enhances mission readiness, and expands the capabilities of both humans and machines.

SpatialCore is the result of more than four years of co-development with the U.S. Navy and has components used in live Navy operations. We have developed SpatialCore’s technology and operational approach over the past several years through Cooperative Research and Development Agreements (“CRADAs”) and funded programs with the FAA, U.S. Navy, and the U.S. Army to align the platform with DoW requirements and support the warfighter. In July 2025, we completed development of a unified synthetic training ecosystem for the DoW, providing digital-twin simulation, multi-domain scenario modeling, AI-augmented scenario creation, and open-standards interoperability across live, virtual, and constructive training assets. SpatialCore is built on open data standards designed to support interoperability across autonomous systems and Physical AI applications.

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We believe that these emerging industry segments have significant growth potential across numerous DoW and Big Data industry verticals and that our SpatialCore platform creates important competitive advantages that may enable us to become a significant provider of interoperability and operational context software and services. We are hardware agnostic.

Our go-to-market strategy follows a deliberate, staged sequence. Our first stage is deepening our footprint within the DoW, where SpatialCore has been developed and validated through several years of operational deployment. Our second stage is extending into civil federal and state government markets that face the same underlying interoperability challenge; in August 2026, we entered into a teaming agreement with Computer Systems Center Incorporated (“CSCI”) to support LIFTOff Louisiana, a test site under the Federal Aviation Administration’s eVTOL Integration Pilot Program, which could represent SpatialCore’s first deployment outside the defense sector. Our third stage is extending into the defense industrial base through partnerships with original equipment manufacturers, described further below. Our fourth stage is addressing the broader commercial autonomy market, including logistics, manufacturing, and critical infrastructure. We are pursuing each stage in parallel with expanding our existing DoW relationships.

These defense industrial base partnerships extend more broadly across the Physical AI ecosystem. Because SpatialCore is designed to operate beneath, rather than compete with, the platforms and applications built by other companies in that ecosystem, we believe companies that might otherwise be viewed as competitors can instead become partners, customers, or suppliers. In July 2026, we entered into a memorandum of understanding with Swarmer, Inc., a drone autonomy software company, to potentially jointly develop and integrate our respective technologies and to pursue shared business opportunities with the DoW. We intend to pursue similar partnerships with other companies across autonomy, sensor, robotics, and artificial intelligence markets as part of this same strategy.

Our business model has two components. The first is integration: customers pay us to connect their systems, sensors, platforms, or data sources to SpatialCore, and we designed this work so that it can be reused across future customers and programs. The second is consumption: once integrated, customers may use SpatialCore on an ongoing basis across missions, operations, simulations, and AI workflows. From this usage, we intend to generate recurring revenue tied to consumption rather than a fixed subscription fee.

Our SpatialCore platform, structure, ecosystem, and integrated capabilities create competitive advantages that we believe are difficult for other companies to replicate in the Physical AI infrastructure space. We believe this significantly strengthens our position in this emerging market. Our advantages include: advanced technical expertise in AI and the software infrastructure required for real-world deployment, an open-standards architecture that could accelerate widespread adoption, and deep relationships with leading innovators that give us early access to and understanding of next-generation technologies.

Sales and Marketing

We market our offerings through our growth team, which is currently comprised of approximately three employees, with input and coordination from our executives. Additionally, we market our offerings through our partnership network and through our existing customer base. Sales and marketing activities include developing and delivering tailored presentations and live demonstrations to prospective customers and strategic partners, conducting outbound business development through conferences, industry events, and targeted networks, and designing lightweight technical demonstrations that showcase SpatialCore’s capabilities in real-world scenarios. The growth team also collaborates with Company leadership to shape messaging, support go-to-market strategy, and expand opportunities within our existing customer base and partnership ecosystem.

Business Cycles

Based on our history and information available to date, we have not been able to identify any seasonality of cycles within our business. Since Spatial Computing technology is an emerging industry, market and customer education are material and therefore the length of the typical sales cycle can be between three and 18 months, depending on the size and complexity of the proposed solution and the customer’s level of understanding of the immersive technology space and prior experience. Longer sales cycles often apply to DoW type customers, where product evaluation, contracting and budgeting can be lengthy.

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Research, Development and Engineering

We utilize an engineering disciplined process consisting of identifying, developing, and rapid prototyping new technologies with the biggest potential to commercialize at scale. Our Research, Development and Engineering (“R&D”) team is currently comprised of approximately fifteen employees. Their activities include designing and developing core SpatialCore features, integrating emerging technologies into operational workflows, conducting experimentation with government and enterprise partners, and working to ensure that new technologies are cost-effective, repeatable, and deployable at scale.

Information Technology

Our Information Technology (“IT”) systems primarily consist of business and operational support, procurement, and customer management systems. Our IT team is supported by several employees who maintain and enhance the systems that underpin our business operations, internal security, and customer delivery, specifically systems that comply with stringent DoW operational and security requirements. Their activities include implementing security and compliance controls, maintaining cloud and on-premises infrastructure, supporting development pipelines for engineering teams, and upgrading internal systems to improve reliability, functionality, and scalability.

The IT team also evaluates and deploys new technologies that reduce operational costs and improve overall efficiency, ensuring our infrastructure keeps pace with the growth of our customer base and product ecosystem. We update and build our information technology infrastructure through further investments focused on cost efficiencies, security, reliability, functionality, and scalability.

Competition

The market for open standards-based interoperability infrastructure for Physical AI is fragmented across several adjacent software categories, and we compete with different companies depending on the specific capability at issue, rather than against a single, consistent set of competitors. In providing data interoperability for industrial and commercial robotics, we compete with companies such as Viam, which offers a cloud-connected robot operating system and data platform for diverse machine fleets. In providing simulation, digital-twin, and autonomy software for autonomous vehicles and defense customers, we compete with companies such as Applied Intuition and Duality AI, which offer sensor-simulation, synthetic training data, and vehicle-autonomy platforms across automotive, industrial, and defense markets. In providing synthetic training environments for the DoW specifically, we compete with companies such as Battle Road and Bohemia Interactive Simulations, which offer training-simulation software and services.

We believe that the market for interoperability infrastructure is less mature and less consolidated than the markets for the AI models, autonomous physical systems, and command-and-control software that operate on top of it, and that no company has yet established a dominant position across the full range of capabilities we provide.

We believe our advantages include: a business model built around integration and consumption rather than the sale of physical systems or AI models, which we believe reduces any incentive to lock customers into proprietary hardware or models and instead aligns our interests with broad interoperability across the ecosystem; having developed SpatialCore through more than four years of co-development with the U.S. Navy and Cooperative Research and Development Agreements with the U.S. Navy and the U.S. Army, and having served as a prime contractor through an OTA with the U.S. Navy, which we believe would be difficult for a new entrant to replicate quickly; an open standards-based architecture, consistent with the DoW’s own modular open systems architecture requirements and its broader efforts toward open, vendor-neutral data infrastructure, which we believe favors interoperability over proprietary, vertically-integrated alternatives; and the ability to apply learnings and technology developed for the DoW to civil government and commercial customers. We believe that our structure, ecosystem, and integrated capabilities create competitive advantages that would be difficult for other companies to replicate in the Physical AI infrastructure space, and that these advantages position us to compete effectively as this market develops.

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Our Management Team

We have approximately 19 full-time employees, primarily software developers, engineers, and 3D artists. We have two full-time executive officers. Tyler Gates has served as our President, Chief Executive Officer, and Director since our reorganization in June 2026. William Keneally has served as our Chief Financial Officer since June 2026.

Before serving as our Chief Executive Officer, Mr. Gates served as General Manager of Brightline Interactive, LLC (“BLI”), the Company’s wholly owned subsidiary, and as Chief Futurist Officer of the Company since August 1, 2022. Prior to the Company’s acquisition of BLI, Mr. Gates was Chief Executive Officer of that company and has held senior executive leadership roles at BLI since joining in 2012. Over more than a decade, Mr. Gates has founded and executed industry-leading initiatives in immersive technology, including serving as the founding President of the Washington, D.C. chapter of the VR/AR Association and as former host of the VRARA Podcast, while providing strategic technology counsel to boards and senior executives across government and industry. Mr. Gates is the architect of BLI’s SpatialCore platform. He holds a Bachelor of Arts degree in Corporate Communications and Interpersonal Psychology from Lenoir-Rhyne University.

Mr. Keneally is a Certified Public Accountant (inactive) and a partner at TechCXO which provides comprehensive C-Suite executives and expertise. For over twenty years, through its 125 partners and 150 professionals, TechCXO has guided thousands of companies and driven over several billions of dollars in transactions. At TechCXO, Mr. Keneally previously served as CFO for RiceBran Technologies (NASDAQ: RIBT) and CFO for CTPartners (NYSE: CTP). Mr. Keneally has also been the CFO of a number of private equity portfolio companies including: Design Environments (Blackford Capital), GroundLink (Comvest), Gullivers Travel Associates (Travelport/Blackstone) and Metiom (Forstmann Little and Chase Capital Group). Prior to joining TechCXO, he was an auditor with Andersen for ten years and was promoted to Senior Manager. Mr. Keneally has a Bachelor of Business Administration with a concentration in accounting from the University of Notre Dame.

Recent Developments

Reverse Stock-Split

On September 21, 2026, the Company filed a Certificate of Change (the “Certificate of Change”) pursuant to Section 78.209 of the Nevada Revised Statutes (the “NRS”) with the Secretary of State of the State of Nevada to effect a one-for-eight (1-for-8) reverse stock split (the “Reverse Stock Split”) of the Company’s authorized and outstanding Common Stock, par value $0.001 per share, which was effective as 12:01 a.m. Eastern Time on September 28, 2026. The Reverse Stock Split was approved by the Company’s Board of Directors by unanimous written consent dated September 13, 2026, without stockholder approval, as permitted under Section 78.207 of the NRS. The Common Stock began trading on a post-split basis under the Company’s existing trading symbol, “BTLN,” when the market opened on September 28, 2026.

As a result of the Reverse Stock Split, every eight shares of Common Stock were automatically combined into one share of Common Stock. The total number of authorized shares of Common Stock was proportionally reduced following the Reverse Stock Split. No fractional shares were issued in connection with the Reverse Stock Split. Instead, fractional shares resulting from the Reverse Stock Split were rounded up to the nearest whole share at the Depository Trust Company participant level. The reverse stock split affects all stockholders proportionately and did not affect any stockholder’s percentage ownership of the Company’s common stock (other than the nominal effect of the treatment of fractional shares). Proportionate adjustments for the Reverse Stock Split will be made to the per share exercise price and the number of shares issuable upon the exercise of warrants, the number of shares reserved for issuance under the Company’s equity incentive plan, and all then-outstanding awards under the Company’s equity incentive plan, as applicable. The Reverse Stock Split did not change the par value of the Common Stock or modify any voting rights or other terms of the Common Stock.

For more information regarding the Reverse Stock Split, see the Company’s Current Report on Form 8-K filed with the SEC on September 24, 2026 which is incorporated by reference into this prospectus.

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Private Placement

On September 23, 2026, the Company entered into securities purchase agreements (the “Purchase Agreements”) with certain investors (the “Investors”) pursuant to which the Company agreed to sell an aggregate of 223,218 units (the “Units”) for $0.70 per Unit, with each Unit being comprised of one share of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and one warrant (the “Warrant”) exercisable for one share of Common Stock at an exercise price of $16.00 per share (the “Offering”). The Company received gross proceeds of $1.25 million in connection with the Offering. The Company intends to use the net proceeds from the Offering to fund current and future growth initiatives and general working capital. The Purchase Agreements contain customary representations, warranties, covenants and indemnification obligations of the Company and the Investors. The closing of this offering took place on September 25, 2026 (the “Closing”).

Subject to certain ownership limitations described in the Warrants, the Warrants have an exercise price of $16.00 per share of Common Stock (the “Exercise Price”) and are exercisable beginning on the date of issuance. The Warrants will expire five (5) years from the Closing. The Exercise Price of the Warrants is subject to adjustment for stock dividends, stock splits, reverse splits and similar capital transactions as described in the Warrants, including the 8-for-1 stock split which became effective on September 28, 2026. Giving effect to the split, the exercise price of the Warrants is $16.00 for each post-split share. In the event of a fundamental transaction, as described in the Warrants, the holder thereof will have the right to receive as alternative consideration, for each share of Common Stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of Common Stock for which the Warrant is exercisable immediately prior to such event. A holder will not have the right to exercise any portion of the Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, at the election of the holder, 9.99%) of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants.

Corporate Information

We were incorporated under the laws of the State of Nevada on June 15, 2016, as The Glimpse Group, Inc. Pursuant to our reorganization discussed in “Company Overview,” we divested or discontinued our non-core operations to better suit our transition into a pureplay Physical AI organization, and in August 2026 changed out corporate name to Brightline Interactive, Inc.

Our principal executive offices are located at 21745 Red Rum Drive, Ashburn VA and our telephone number is (703) 594-7496. Our website address is www.brightlineinteractive.com. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to invest in our securities.

We are a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended, or the (“Exchange Act”). Smaller reporting companies may take advantage of certain scaled disclosures, including, among other things, providing only two years of audited financial statements in their Annual Report on Form 10-K, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and having reduced disclosure obligations regarding executive compensation. We will be able to take advantage of these reduced disclosures for so long as our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

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THE OFFERING

Issuer:	Brightline Interactive, Inc.

Common stock being offered by the Selling Stockholders:	446,436 shares of common stock, of which (i) 223,218 shares of common stock were previously issued and (ii) 223,218 shares of common stock are issuable upon the exercise of the Warrants.

Common stock outstanding prior to this offering:	2,935,642 shares.

Common stock to be outstanding after this offering:	3,158,860 shares (assuming full exercise of the Warrants for cash).

Use of proceeds:	We will not receive any of the proceeds from the sale of common stock by the selling stockholders. See “Use of Proceeds.”

Nasdaq trading symbol:	Our common stock is listed on the Nasdaq Capital Market under the symbol “BTLN.”

Risk factors:	The securities offered by this prospectus are speculative and involve a high degree of risk. Investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 7.

Common stock outstanding prior to this offering above is based on 2,935,642 shares of our common stock outstanding as of October 19, 2026, and excludes the following:

●	865,680 shares of common stock issuable upon exercise of outstanding common stock warrants issued in 2026 with a weighted average exercise price of $4.40 per share.
●	81,250 shares of common stock issuable upon exercise of outstanding common stock warrants issued in 2021 with a weighted average exercise price of $4.40 per share.
●	431,338 shares of common stock issuable upon the exercise of stock options outstanding at a weighted average exercise price of $18.71 per share.
●	1,218,303 shares of common stock reserved for future grant under the Company’s 2016 Equity Incentive Plan.

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RISK FACTORS

Investing in our securities involves significant risks. Before you decide whether to purchase any of our securities, you should carefully consider the risks and uncertainties described below and elsewhere in the prospectus and set forth in Part I, Item 1A under the heading “Risk Factors” included in our 2026 Form 10-K and in other reports we file with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are incorporated by reference into this prospectus. For more information, please see “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”

These disclosures reflect our beliefs and opinions as to factors that could materially and adversely affect the Company and its securities in the future. References to past events are provided by way of example only and are not intended to be a complete listing or a representation as to whether or not such factors have occurred in the past or their likelihood of occurring in the future. The risks and uncertainties described in any documents incorporated by reference herein are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus or the documents incorporated by reference herein actually occur, our business, financial condition, results of operations and prospects could be adversely affected in a material way. The occurrence of any of these risks may cause you to lose all or part of your investment in the offered securities.

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DESCRIPTION OF OUR COMMON STOCK

The following description summarizes the general provisions of our common stock that the selling stockholders may offer from time to time pursuant to this Registration Statement of which this prospectus is a part. The following summary description of our common stock is based on the provisions of our certificate of incorporation and bylaws and the applicable provisions of the Nevada Revised Statutes (the “NRS”). The information below is only a summary and is subject to and qualified in its entirety by reference to our certificate of incorporation and bylaws, copies of which are on file with the SEC as exhibits to previous SEC filings, and the applicable provisions of the NRS. Please refer to “Where You Can Find More Information” below for directions on obtaining these documents.

General

We are authorized to issue up to 57,500,000 shares of stock, par value $0.001 per share, of which 37,500,000 shares are Common Stock, par value $0.001 per share, and 20,000,000 shares are Preferred Stock, par value $0.001 per share (the “Preferred Stock”). Each share of Common Stock entitles the holder to the same rights, and is the same in all respects, as each other share of Common Stock. Holders of Common Stock are entitled to: (1) one vote per share on all matters requiring a shareholder vote; (2) a ratable distribution of dividends, if and when, declared by our board of directors; and (3) in the event of a liquidation, dissolution or winding up of us, to share ratably in all assets remaining available for distribution to them after payment of liabilities. Holders of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the common stock. The shares of Common Stock, when issued in the manner described in this prospectus, will be fully paid and nonassessable. The Board of Directors is authorized, at any time, to provide for the issuance of shares of Preferred Stock. Upon such issuance, the Board shall determine the designations, preferences, limitations, and relative or other rights of such Preferred Stock.

Exchange Listing

Our common stock is listed on the Nasdaq under the symbol “BTLN.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is ClearTrust, LLC.

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USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any of the proceeds resulting from the sale of common stock by the selling stockholders.

However, we will receive gross proceeds of approximately $3.57 million from the cash exercise of the Warrants by the selling stockholders, if any. We intend to use such proceeds to continue development of our central product SpatialCore, to help us pursue new markets and use cases across the Physical AI ecosystem and for working capital and general corporate purposes. There is no assurance that the holders of the Warrants will elect to exercise any or all of the Warrants. The exercise price of the Warrants is $16.00 per share. We believe the likelihood that warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is highly dependent upon the trading price of our common stock. The closing price of our common stock on Nasdaq on October 19, 2026 was $4.21 per share. If the trading price for our common stock is less than the exercise price of the Warrants, we believe holders of the Warrants will be unlikely to exercise their Warrants for cash. To the extent that shares of common stock are issued pursuant to the exercise of Warrants on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

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SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are those issuable to the selling stockholders, upon exercise of the Warrants. For additional information regarding the issuances of those Warrants, see “Prospectus Summary — Recent Developments — Private Placement” included elsewhere in this prospectus. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time.

None of the selling stockholders have had any material relationship with us within the past three years other than the selling stockholder’s purchase of securities in the private placement. No selling stockholder currently holds, nor has any selling stockholder held within the past three years, any position or office with us or any of our predecessors or affiliates.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by the selling stockholders. The second column lists the number of shares of common stock beneficially owned by the selling stockholder, based on its ownership of our securities and the Warrants, as of October 19, 2026, assuming exercise of the Warrants held by the selling stockholders on that date, without regard to any limitations on exercise. The third column lists the shares of common stock being offered by this prospectus by each selling stockholder.

In accordance with the terms of the registration rights set forth in the securities purchase agreements entered into with the selling stockholders, this prospectus generally covers the resale of (i) the shares of common stock previously issued and (ii) the sum of the maximum number of shares of common stock issuable upon exercise of the Warrants, determined as if the outstanding Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the securities purchase agreement, without regard to any limitations on the exercise of the Warrants. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the Warrants, a selling stockholder may not exercise the Warrants to the extent such exercise would cause such selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of such Warrants which have not been exercised. The number of shares in the second and fourth columns do not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Selling Stockholders	Number of Shares Beneficially Owned Before Offering	Number of Shares Offered		Number of Shares Beneficially Owned After Offering	Percentage of Shares Beneficially Owned After Offering (1)
Allan Evans	-	178,572	(2)	-	-
Richard Molinsky	20,000	30,358	(3)	-	-
Braden Ferrari, SEP-IRA	81,770	23,216	(4)	58,554	1.9%
Bruce Grossman	293,270	89,288	(5)	297,730	9.99%
Bruce Gates	17,858	35,716	(6)	-	-
Gordon Holmes	-	89,286	(7)	-	-

(1)	Based on 2,935,642 shares of common stock outstanding as of October 19, 2026, as adjusted to assume the cash exercise of Warrants and the sale of all shares offered hereby, or a total of 3,158,860 shares of common stock outstanding after this offering at the direction of the selling stockholder.

(2)	Includes 89,286 shares of common stock underlying Warrants being registered pursuant to this Registration Statement that are held by the selling stockholder. The Warrants are presently exercisable at the direction of the selling stockholder.

(3)	Includes 15,179 shares of common stock underlying Warrants being registered pursuant to this Registration Statement that are held by the selling stockholder. The Warrants are presently exercisable at the direction of the selling stockholder.

(4)	Includes 11,608 shares of common stock underlying Warrants being registered pursuant to this Registration Statement that are held by the selling stockholder. The Warrants are presently exercisable at the direction of the selling stockholder.

(5)	Consists of securities held by Dillon Hill Capital, LLC (“DHC”) and Dillon Hill Investment Company, LLC (“DHIC”). Shares beneficially owned before the offering consist of (i) 117,178 shares of common stock held by DHC, (ii) 146,884 shares of common stock held by DHIC and (iii) 29,208 shares of common stock issuable upon exercise of warrants held by DHC and DHIC, and exclude 783,878 shares of common stock issuable upon exercise of such warrants. The warrants may not be exercised to the extent that, after giving effect to such exercise, the holder, together with its affiliates, would beneficially own more than 9.99% of our outstanding common stock (the “Beneficial Ownership Limitation”). The shares offered consist of (i) 22,322 shares of common stock and 22,322 shares of common stock issuable upon exercise of warrants held by DHC and (ii) 22,322 shares of common stock and 22,322 shares of common stock issuable upon exercise of warrants held by DHIC, in each case without regard to the Beneficial Ownership Limitation. Bruce Grossman is the sole member of DHC and controls the investment decisions of DHIC and, accordingly, may be deemed to have sole voting and dispositive power over the securities held by DHC and DHIC. Mr. Grossman disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein. The address of DHC, DHIC and Mr. Grossman is c/o Dillon Hill Capital, LLC, 200 Business Park Drive, Suite 306, Armonk, NY 10504.

(6)	Includes 17,858 shares of common stock underlying Warrants being registered pursuant to this Registration Statement that are held by the selling stockholder. The Warrants are presently exercisable at the direction of the selling stockholder.

(7)	Includes 44,643 shares of common stock underlying Warrants being registered pursuant to this Registration Statement that are held by the selling stockholder. The Warrants are presently exercisable at the direction of the selling stockholder.

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PLAN OF DISTRIBUTION

Each selling stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on Nasdaq or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales;
●	in transactions through broker-dealers that agree with the selling stockholder to sell a specified number of such securities at a stipulated price per security;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information requirements under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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LEGAL MATTERS

The validity of the issuance of the common stock offered by us in this offering will be passed upon for us Harter Secrest & Emery LLP, Rochester, NY.

EXPERTS

The consolidated financial statements of Brightline Interactive, Inc. as of June 30, 2026 and for the year then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of GreenGrowth CPAs, independent registered public accounting firm (which report includes an explanatory paragraph as to the Company’s ability to continue as a going concern), and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Brightline Interactive, Inc. as of June 30, 2025 and for the year then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of Turner, Stone & Company, L.L.P., independent registered public accounting firm (which report includes an explanatory paragraph as to the Company’s ability to continue as a going concern), and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act made on or after (i) the date of the initial registration statement and prior to effectiveness of the registration statement, and (ii) the date of this prospectus and prior to the completion or the termination of the offering of the securities described in this prospectus (other than information in such filings that was “furnished,” under applicable SEC rules, rather than “filed”). We incorporate by reference the following documents or information that we have filed with the SEC:

●	our Annual Report on Form 10-K for the year ended June 30, 2026, filed with the SEC on September 28, 2026;

●	our Current Reports on Form 8-K filed with the SEC on October 13, 2026, October 14, 2026, and October 23, 2026; and

●	the description of the Common Stock incorporated by reference to our Registration Statement on Form 8-A that was filed with the SEC on June 29, 2021, Exhibit 4.1 to our Annual Report on Form 10-K for the year ended June 30, 2024, filed with the SEC on September 30, 2024, and any amendment or report filed for the purpose of updating such description.

To obtain copies of these filings, see “Where You Can Find More Information” in this prospectus. Nothing in this prospectus shall be deemed to incorporate information furnished, but not filed, with the SEC, including pursuant to Item 2.02 or Item 7.01 of Form 8-K and any corresponding information or exhibit furnished under Item 9.01 of Form 8-K.

Information in this prospectus supersedes related information in the documents listed above and information in subsequently filed documents supersedes related information in both this prospectus and the incorporated documents.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the periodic reporting requirements of the Exchange Act, and we will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available at www.sec.gov. We maintain a website at https://www.brightlineinteractive.com. We have not incorporated by reference into this prospectus the information contained in, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. You may also request a copy of these filings (other than exhibits to these documents unless the exhibits are specifically incorporated by reference into these documents or referred to in this prospectus), at no cost, by writing us at 21745 Red Rum Drive, Ashburn, VA 20147 or contacting us at (703) 594-7496.

We have filed with the SEC a registration statement under the Securities Act relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You may review a copy of the registration statement and the documents incorporated by reference herein through the SEC’s website at www.sec.gov.

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BRIGHTLINE INTERACTIVE, INC.

223,218 Shares of Common Stock

223,218 Shares of Common Stock issuable upon exercise of Warrants

Prospectus

                      , 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth all expenses payable by the registrant in connection with the sale of the securities being registered. All the amounts shown are estimates except the SEC registration fee.

Amount to be paid
SEC registration fee	$171
Accounting fees and expenses	$6,000
Legal fees and expenses	$15,000
Miscellaneous	$2,000
Total	$23,171

Item 15. Indemnification of Directors and Officers.

Section 78.7502(1) of the Nevada Revised Statutes, or NRS, provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a manager of a limited liability company, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding, if that person acted in good faith and in a manner which that person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe the conduct was unlawful.

Section 78.7502(2) of the NRS provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit brought by or on behalf of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth in the immediately preceding paragraph above, against expenses, including amounts paid in settlement and attorneys’ fees, actually and reasonably incurred by that person in connection with the defense or settlement of such action or suit, if the person acted in accordance with the standard set forth in the immediately preceding paragraph above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction after exhaustion of all appeals taken therefrom to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Under Section 78.7502(3) of the NRS, any discretionary indemnification pursuant to Section 78.7502, unless ordered by a court or advanced pursuant to Section 78.751(2) of the NRS (discussed below), may be made by the corporation only as authorized in each specific case upon a determination that the indemnification of a director, officer, employee or agent of a corporation is proper under the circumstances. The determination must be made by (i) the stockholders of the corporation, (ii) the board of directors, by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, or (iii) independent legal counsel, in a written opinion, if (x) a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders or (y) a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained.

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Section 78.751(1) of the NRS requires a corporation to indemnify any person who is a director, officer, employee or agent to the extent that the person is successful on the merits or otherwise in defense of (i) any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or (ii) any claim, issue or matter therein, against expenses actually and reasonably incurred by the person in connection with defending the action, including, without limitation, attorneys’ fees.

Section 78.751(2) of the NRS provides that unless otherwise restricted by the articles of incorporation, the bylaws or an agreement made by the corporation, a corporation may pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the corporation. The articles of incorporation, the bylaws or an agreement made by the corporation may require the corporation to pay such expenses upon receipt of such an undertaking. The foregoing does not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law. Section 78.751(3) of the NRS further provides that the indemnification provided for under Sections 78.751 and 78.7502 of the NRS and the advancement of expenses authorized in or ordered by a court pursuant to Section 78.751 of the NRS shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators.

Section 78.752 of the NRS provides that a corporation may purchase and maintain insurance or make other financial arrangements on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or her or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the authority to indemnify him against such liabilities and expenses; provided, however, that no such financial arrangement may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

Our articles of incorporation provide that a director shall have no liability to us or our stockholders for monetary damages for conduct as a director, except for acts or omissions that involve intentional misconduct by the director, or a knowing violation of law by the director, or for conduct violating Section 78.138(7) of the NRS (relating to certain breaches of fiduciary duties), or for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. Our articles of incorporation further requires us to indemnify, to the fullest extent permitted by the NRS, each person (including the heirs, executors, administrators or estate of such person) who is or was our director or officer or who is or was serving at our request as a director, officer, trustee, partner, agent or employee of another corporation, partnership, joint venture, trust or other enterprise, or who is or was our agent or employee (other than an officer) and as to whom we have agreed to grant such indemnity, against all fines, liabilities, settlements, costs and expenses, including attorneys’ fees, asserted against such person or incurred by such person in such person’s capacity as such director, officer, trustee, partner, agent or employee, or arising out of such person’s status as such director, officer, trustee, partner, agent or employee. The foregoing right of indemnification is not to be exclusive of other rights to which those seeking indemnification may be entitled. Our articles of incorporation also permit us to maintain insurance, at our expense, to protect us and any such person against any such fine, liability, cost or expense, including attorneys’ fees, whether or not we would have the legal power to directly indemnify such person against such liability.

Our bylaws require us to, to the fullest extent permitted by the NRS and applicable Nevada law as in effect at any time, indemnify, hold harmless and defend any person who (i) was or is our director or officer or was or is a director or officer of our direct or indirect wholly-owned subsidiary, and (ii) was or is a party or is threatened to be made a party to, or was or is otherwise directly involved in (including as a witness), any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that such person was or is our director or officer or a director or officer of any direct or indirect wholly-owned subsidiary of the Company, or was or is serving at our request as a director, officer, employee, partner, member or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, whether the basis of such proceeding is alleged action in an official capacity or in any other capacity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea or nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

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Our bylaws also require us to, indemnify, hold harmless and defend any person who (i) was or is our director or officer or was or is a director or officer of our direct or indirect wholly-owned subsidiary, and (ii) was or is a party or is threatened to be made a party to, or was or is otherwise directly involved in (including as a witness), any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in the Company’s favor by reason of the fact that such person was or is our director or officer or a director or officer of our direct or indirect wholly-owned subsidiary, or was or is serving at our request as a director, officer, employee, partner, member or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, and whether the basis of such action, suit or proceeding is alleged action in an official capacity or in any other capacity, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the courts in the State of Nevada or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court in the State of Nevada or such other court shall deem proper. Our bylaws also permit us to purchase and maintain insurance on behalf of any person who was or is our director, officer, employee or agent, or a director, officer, employee or agent of our direct or indirect wholly-owned subsidiary, or was or is serving at our request, as a director, officer, employee, partner, member or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not we would have the power or the obligation to indemnify, hold harmless or defend such person against such liability under the applicable provisions of our bylaws.

We have entered into indemnification agreements with each of our executive officers and directors. These agreements provide that, subject to limited exceptions and among other things, we will indemnify each of our executive officers and directors to the fullest extent permitted by law and advance expenses to each indemnity in connection with any proceeding in which a right to indemnification is available.

We maintain general liability insurance that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons who control the Company, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty, or may have the practical effect in some cases of eliminating our stockholders’ ability to collect monetary damages from our directors and officers. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. The Sales Agreement that we have entered into with the Sales Agent, filed as Exhibit 1.2 to this registration statement, provides for indemnification by us of the Sales Agent, for certain liabilities, including liabilities arising under the Securities Act.

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Item 16. Exhibits.

The following exhibits to this registration statement included in the Exhibit Index are incorporated by reference.

EXHIBIT INDEX

3.1(a)	Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Amendment No. 3 to the Company’s Registration Statement on Form S-1 filed with the SEC on June 14, 2021).

3.1(b)	Certificate of Amendment to the Articles of Incorporation, effective August 20, 2026 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 19, 2026).

3.1(c)	Certificate of Change to the Articles of Incorporation, effective September 28, 2026 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 23, 2026).

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to Amendment No. 5 to the Company’s Registration Statement on Form S-1 filed with the SEC on June 23, 2021).

4.1	Form of Securities Purchase Agreement dated September 23, 2026 (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed on September 24, 2026)

4.2	Form of Warrant (incorporated by reference from Exhibit 4.1 to the Current Report on Form 8-K filed on September 24, 2026)

5.1*	Opinion of Harter Secrest & Emery LLP

23.1*	Consent of GreenGrowth CPAs

23.2*	Consent of Turner, Stone & Company, L.L.P.

23.3*	Consent of Harter Secrest & Emery LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included in signature page hereto)

101*	Interactive Data File

107*	Filing Fee Table

* Filed herewith.

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Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Ashburn, Virginia, on October 23, 2026.

BRIGHTLINE INTERACTIVE, INC.

By:	/s/ Tyler Gates
Name:	Tyler Gates
Title:	President and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below appoints Tyler Gates and William Keneally, and each of them, each of whom may act without the joinder of the other, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Tyler Gates	President, Chief Executive Officer, and Director (Principal Executive Officer)	October 23, 2026
Tyler Gates

/s/ William Keneally	Chief Financial Officer (Principal Financial Officer and	October 23, 2026
William Keneally	Principal Accounting Officer)

/s/ Scott Swift	Director	October 23, 2026
Scott Swift

/s/ Brian Archer	Director	October 23, 2026
Brian Archer

/s/ Pete Fesler	Director	October 23, 2026
Pete Fesler

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